Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information contact:
November 17, 2010	Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA – The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 46 cents per share payable on January 3, 2011, to shareholders of record at the close of business on December 15, 2010. Today’s declaration brings the total dividend declared for 2010 to 92 cents per share, a 2.2% increase from 2009.

“We have been pleased to reward our shareholders for their support and confidence with increased dividends for 22 consecutive years,” said Donald E. Smith, Chairman.

“2010 is the 22nd consecutive year that we have rewarded our shareholders for their loyalty and support with increased dividends,” said Donald E. Smith, Chairman. “We are especially pleased that we have been able to provide shareholders with positive returns without taking excessive risk,” he said. “Our dedication to operating in a safe and sound manner has allowed the Corporation to remain well-capitalized, stable and profitable, even as the nation’s economy continues to struggle.”

First Financial Corporation is the holding company for First Financial Bank N.A., with 54 banking centers in western Indiana and eastern Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer Inc., a full-service insurance agency.